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EXHIBIT 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS THIRD QUARTER 2003 RESULTS
40 percent sequential quarterly revenue growth

NEWPORT, Wales, United Kingdom, October 30, 2003 – Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its third fiscal quarter ended September 30, 2003.

Revenues for the quarter were $8.4 million, an increase of 87 percent on $4.5 million for the third quarter of 2002. Revenue for the nine months ended September 30, 2003 were $19.5 million, a decrease of 7 percent on the comparable revenue of $21.0 million for the nine month period in the prior year.

“I am pleased to report 40 percent revenue growth on the $6.0 million in the second quarter 2003,” said Dr. Jihad Kiwan, president and chief executive officer. “This sequential improvement in revenue has also improved the gross margin and reduced operating loss and loss per share.”

Operating loss for the quarter was $4.9 million compared to an operating loss of $8.0 million for the third quarter of 2002. For the nine months ended September 30, 2003 the operating loss was $20.5 million compared to $17.4 million in the nine months ended September 30, 2002.

Charges and costs relating to the ongoing closure of the defined benefits pension plan of $0.9 million or $0.06 per share and $3.6 million or $0.27 per share are included in operating losses for the three and nine month periods ended September 30, 2003 respectively. At September 30 2003, continuing obligations under the defined benefit pension scheme were $330,000, down from $5.3 million at December 31, 2002.

Net loss applicable to common shares for the quarter was $5.2 million, or $0.37 per share, compared to a net loss of $7.1 million, or $0.55 per share for the third quarter of 2002. Net loss applicable to common shares for the nine months ended September 30, 2003 was $20.6 million, or $1.53 per share, compared to a net loss of $15.5 million, or $1.25 per share for the nine month period ended September 30, 2002.

Revenue deferred under our revenue recognition policy increased to $2.3 million as at September 30, 2003 compared to $1.2 million at December 31, 2002.

“At the quarter end Trikon had cash and cash equivalents of $25.1 million, which includes a $12.5 million term loan that matures over the next 5 months,” said Bill Chappell, chief financial officer. “During the quarter we negotiated a new 2- year revolving credit facility for £5 million sterling (approximately $8 million) to replace this maturing term loan. The completion of this new facility provides us with a continuing line of credit until June 2005 in addition to the $12.6 million of net cash at September 30, 2003.”

Mr. Chappell continued, “We have also announced since the quarter end that we have further strengthened our balance sheet with the placement of 1.4 million shares for $7.0 million, yielding net proceeds of approximately $6.5 million. As part of this transaction, warrants for the purchase of an additional 350,000 shares at an exercise price of $6.25 were issued. If exercised, these warrants will generate approximately a further $2.2 million.”

“Book to bill ratio for the nine month period to September 30, 2003 was 1.04:1 and for the third quarter was 0.56:1,” said Dr. Jihad Kiwan, president and chief executive officer. “Our quarter’s book to bill ratio reflects the quarterly fluctuations that result from the low volume, high unit value of orders characteristic of our business. We continue to invest heavily in sales efforts to geographically extend and improve our market coverage, as well as continuing to invest in our advanced technologies.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. Jihad Kiwan, president and CEO to discuss the results for the third quarter and the outlook for remainder of 2003 and beyond. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies, Inc. designs, manufactures and services advanced production equipment used to manufacture silicon integrated circuits, compound semiconductor devices and circuits and optical waveguides. These circuits and devices are key components in most advanced electronic products, such as telecommunications devices, consumer and industrial electronics and computers. More details may be found at Trikon’s website www.trikon.com.

Trikon Technologies Contacts

Corporate contact:
Carl Brancher
+44 (0) 1633-414111   carl.brancher@trikon.com

US Investor Relations contact:
Kevin Kirkeby at The Global Consulting Group
+1 646-284 -9416        kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Kiwan and Bill Chappell about the financial strength of the balance sheet, the amount of cash that may be received upon exercise of warrants, Trikon’s financial condition, the availability of credit, and the company’s strategy of investing heavily in its sales effort and advanced technologies. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the present economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants, whether or not the warrants are ever exercised and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002

	(Unaudited)	(Audited)
Assets
Current assets :
Cash and cash equivalents	$25,125	$42,557
Accounts receivable, net	10,301	8,948
Inventories, net	17,552	20,486
Prepaid and other current assets	2,843	2,671

Total current assets	55,821	74,662

Property, equipment and leasehold improvements, net	17,279	19,636
Demonstration systems, net	2,503	2,669
Other assets	187	221

Total assets	$75,790	$97,188

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,943	$4,510
Current portion of long-term debt	13,069	8,651
Deferred revenue	2,307	1,169
Other current liabilities	4,258	5,288

Total current liabilities	25,577	19,618

Long-term debt less current portion	211	10,717
Pension obligations	330	5,313
Other non-current liabilities	908	1,020

	27,026	36,668

Total shareholders’ equity	48,764	60,520

Total liabilities and shareholders’ equity	$75,790	$97,188

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for per share data)

	Three Months ended		Nine Months ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Revenues:
Product revenues	$8,364	$4,506	$19,435	$20,968
License revenues	49	—	98	50

	8,413	4,506	19,533	21,018

Costs and expenses:
Cost of goods sold	5,870	4,407	15,014	15,645
Research and development	2,157	3,239	6,798	8,060
Selling, general and administrative	4,428	4,858	14,648	14,692
Settlement of pension liabilities and related expenses	899	—	3,622	—

	13,354	12,504	40,082	38,397

Loss from operations	(4,941)	(7,998)	(20,549)	(17,379)
Foreign currency (losses) gains	(55)	246	100	(413)
Interest (expense) income, net	(165)	42	45	60

Loss before income tax charge (credit)	(5,161)	(7,710)	(20,404)	(17,732)
Income tax charge (credit)	29	(637)	187	(2,200)

Net loss	$(5,190)	$(7,073)	$(20,591)	$(15,532)

Loss per share data:
Basic:	$(0.37)	$(0.55)	$(1.53)	$(1.25)
Diluted:	$(0.37)	$(0.55)	$(1.53)	$(1.25)
Weighted average common shares used in the calculation:
Basic:	14,078	12,874	13,484	12,419
Diluted:	14,078	12,874	13,484	12,419